UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported: July 29, 2009)

North American Galvanizing & Coatings, Inc.

(Exact name of registrant as specified in charter)

Delaware	1-3920	71-0268502
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5314 South Yale Avenue,  Suite 1000, Tulsa, Oklahoma 74135

(Address of principal executive offices)              (Zip Code)

(Registrant’s telephone number, including area code): (918) 494-0964

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On July 29, 2009, the shareholders of North American Galvanizing & Coatings, Inc. adopted the 2009 Incentive Stock Plan.  The terms of the plan were set forth in the Company’s proxy statement filed with the Securities and Exchange Commission on June 16, 2009.  The portion of the proxy statement describing the terms of the plan are attached hereto as an Exhibit 20.00 and incorporated herein by reference.

ITEM 7.01	REGULATION FD DISCLOSURE

On July 29, 2009, following the shareholder meeting at which the plan was approved, the Board of Director’s Compensation Committee of North American Galvanizing & Coatings, Inc. approved an amendment to the 2009 Incentive Stock Plan.

The amendment to the 2009 Incentive Stock Plan changes the percentage that each director is required to defer in fees each calendar year from a minimum of 50% to a minimum of 100%.   The deferred fees will be converted into stock unit grants at the average of the fair market value for a share of stock for the 10 trading days before the date the director fees otherwise would have been payable in cash.

The Compensation Committee also recommended to the Board of Directors an increase in the annual fee for outside directors from $35,000 to $50,000.  The last time the fee was increased was in 2006.  The Board of Directors approved the recommended increase.

The President and CEO, as a management director, receives no additional cash compensation for his service as a director.  The management director is required to participate in the deferral program and the amendment described above applies to his participation as well.

The furnishing of this information shall not be deemed an admission as to the materiality of the information included in this Current Report.  This information is not filed but is furnished pursuant to Regulation FD.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

Exhibits:

20.00 Excerpt from proxy statement summarizing terms of the 2009 Incentive Stock Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTH AMERICAN GALVANIZING & COATINGS, INC.

Date: July 31, 2009	By:	/s/ Beth B. Hood
Beth B. Hood Vice President and Chief Financial Officer

EXHIBIT INDEX

20.00	Excerpt from proxy statement summarizing terms of the 2009 Stock Incentive Plan